EXHIBIT 10.4

THE McCLATCHY COMPANY
BONUS RECOGNITION PLAN

(Effective February 4, 2009)

ARTICLE 1
PURPOSE

The McClatchy Company (the “Company”) has established The McClatchy Company Bonus Recognition Plan (the “Plan”) for the benefit of certain executives of the Company and its Affiliates.  The Plan is established effective February 4, 2009 (the “Effective Date”).  The Company intends that the Plan shall be treated as an unfunded plan for purposes of the Internal Revenue Code of 1986, as amended (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a plan for a select group of management and highly compensated employees for purposes of ERISA.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	Eligibility

Eligibility to participate in the Plan is limited to those executives of the Company and its Affiliates who are designated from time to time by the Plan Administrator to participate in the Plan (each, a “Participant”).  Supplement A sets forth those individuals who have been designated as Participants as of the effective date.

2.2  Company Matching Contribution Amount

For each calendar year for which the Company makes a matching contribution to salaried employees under the 401(k) Plan generally, the Company will make a Company Matching Contribution under this Plan to each Participant who remains employed by the Company or its Affiliates on the last day of such calendar year, or who terminated employment with the Company and its Affiliates during the calendar year on account of retirement on or after age 55, death or Disability.  No Company Matching Contribution shall be credited for a year to a Participant if the Participant is not employed by the Company or an Affiliate on the last day of the year and did not terminate employment during the year on account of retirement on or after age 55 or on account of death or Disability.

2.3  Company Supplemental Contribution Amount

For each calendar year for which the Company makes a profit sharing contribution to salaried employees participating under the 401(k) Plan generally, except as next provided, the Company will make a Company Supplemental Contribution under this Plan to each Participant who remains employed by the Company or its Affiliates on the last day of such calendar year or who terminated employment with the Company and its Affiliates during the calendar year on account of retirement on or after age 55, death or Disability.  However, if the Supplemental Contribution made under this Plan would prevent the Company from growing operating cash flow or achieving some other financial performance goals as determined by the Committee, then the Committee reserves the right in its sole discretion to determine if a Supplemental Contribution will be made.  In addition, no Company Supplemental Contribution shall be credited for a year to a Participant if the Participant is not employed by the Company or an Affiliate on the last day of the year and did not terminate employment during the year on account of retirement on or after age 55 or on account of death or Disability.

2.4  Vesting

A Participant’s benefit under his Account shall vest in accordance with the following schedule based on his years of vesting service under the 401(k) Plan:

Years of Vesting Service                                  Vested Percentage
Less than 3                                                                0%
3 or more                                                                100%

A Participant shall forfeit any amount of his or her Account that is not vested as of his or her Termination Date.  Furthermore, notwithstanding anything to the contrary under this Plan, a Participant shall not be entitled to any payment with respect to any portion of his Account that is forfeited under this Section 2.4.

ARTICLE 3
PAYMENT OF DEFERRED COMPENSATION

3.1	Three-Year Installment Payments

                      Except in the event of the death, a Participant’s vested Account will be distributed in three equal annual installments to him or her commencing in January of the calendar year following his or her Termination Date or, if later, as of the first day of the seventh month following his or her Termination Date.

3.2	Death

In the event of the death of a Participant, distribution of his or her Account shall be made entirely in accordance with Article 5 of the Plan.

3.3  Unforeseen Emergency Distributions from this Plan

The Plan Administrator may, in its sole discretion, make distributions to a Participant from his Account prior to the date that amounts would otherwise become payable if the Plan Administrator determines that the Participant has incurred an Unforeseeable Emergency.  The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs created by the Unforeseeable Emergency, plus the amount necessary to pay the taxes thereon.

ARTICLE 4
PLAN ACCOUNTS

4.1	Accounts

A bookkeeping Company contribution Account shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the amounts credited as Company Matching Contributions and Company Supplemental Contributions.

4.2  Investment Performance

Participants’ Accounts shall be adjusted to reflect increases or decreases based on the allocation of the Account in one Investment Index or among two or more Investment Indices, as determined by the Plan Administrator in its sole discretion for all Accounts.  The Plan Administrator is authorized prospectively to replace or otherwise modify the Investment Indices used under the Plan, and to reallocate the Accounts prospectively into an Investment Index or among two or more Investment Indices.

4.3  Valuation Date

Each Participant’s Account shall be valued as of each December 31, and on the last day of the month in which the Participant ceases to be an employee, at which point credits under Section 4.2 shall be made with respect to the Account balance remaining in the Plan as of the Valuation Date.  The Plan Administrator also may establish such other date or dates as Valuation Dates with respect to a Participant’s Account or particular investments in the Account.

ARTICLE 5
DEATH BENEFITS

5.1	Death Benefit

A Participant may designate a Beneficiary or Beneficiaries to receive payment of his vested Account in the event of his death.  Each Beneficiary designation:  (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.  Upon the death of a Participant, the full amount of the Participant’s vested Account (or the remaining amount of the vested Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum.

5.2	Failure to Designate Beneficiary

If the payments to be made pursuant to this section are not subject to a valid Beneficiary designation at the time of the Participant’s death (because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the Participant shall be the Beneficiary.  If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Account dies after the Participant but before complete distribution of that portion of the Account, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.

ARTICLE 6
CLAIMS PROCEDURE

6.1. Initial Claim

If a Participant believes he is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator.  If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time.  This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure.  The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim.  A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

6.2. Claims Appeal

The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Committee.  The Participant may also review pertinent documents and submit issues and comments in writing.  A written decision on the appeal will be made by the Committee not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than 120 days after receipt of the appeal.  A written notice of such extension of time will be furnished to the Participant before such extension begins.  The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based.  The decision will be final.  A Participant’s Beneficiary also may use the claim procedures set forth in Section 6.1 and this Section.

ARTICLE 7
MANAGEMENT AND ADMINISTRATION

          7.1. Administration

The Company shall serve as the Plan Administrator.  The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan.  All such actions shall be in accordance with the terms and intent of the Plan.

The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator.  To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate.  Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, in order to execute its actions as the Plan Administrator.  Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility.  One such assignment is hereby made to the General Counsel, who shall have the power on behalf of the Company to execute plan documents, trust agreements or other contracts relating to the Plan or Plan administration.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan.  The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

             7.2. Amendment and Termination of the Plan

The Company may, in its sole discretion, amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of the Committee.  However, no amendment shall reduce the amount accrued in a Participant’s Account as of the date of such amendment, except that the Company may change the Investment Indices to be applied prospectively.  The Company may terminate the Plan as follows:

(a)           Partial Termination

The Committee may partially terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections under this Plan and not to credit additional Company contributions under the Plan.  If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferral elections properly completed and filed prior to the effective date of such partial termination and with respect to Company contributions credited to a Participant’s Account prior to the effective date of such partial termination.

(b)           Complete Termination

The Committee may completely terminate the Plan by instructing the Plan Administrator to terminate all existing Plan deferrals.  In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code, the Plan Administrator shall distribute each Participant’s Account to the Participant.

ARTICLE 8
GENERAL PROVISIONS

          8.1. Alienation of Benefits

No Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance.  Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan.

          8.2. Overpayments

If any overpayment of an Account is made under the Plan, (a) the amount of the overpayment may be set off against further amounts payable to or on account of the Participant until the overpayment has been recovered in full, or (b) the Participant shall be required to return the amount of the overpayment to the Plan Administrator.  The foregoing remedy is not intended to be exclusive.

          8.3. Withholding Taxes

The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

          8.4. Distributions to Minors and Incompetents

If the Plan Administrator determines that a Participant or any Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.  In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Account in such situations.  Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 8 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.

          8.5. No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

          8.6. Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company.  The Company shall not be required to segregate any assets to provide payment of a Participant’s Account, and the Plan shall not be construed as providing for such segregation.  Any liability of the Company with respect to the payment of a Participant’s Account shall be based solely upon any contractual obligations created by the Plan.  Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.

          8.7. Trust Fund

At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of a Participant’s Account, provided the establishment of such a trust is not in connection with a change in the financial health of the Company within the meaning of Section 409A of the Code.  To the extent payments provided for under the Plan are made from any such trust, the Company shall not have any further obligation to make such payments.  The establishment and maintenance of any such trust shall not alter the nature of a Participant’s Account under the Plan as unfunded and unsecured.

          8.8. Change in Control; Merger or Other Reorganization

The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”).  The obligations also may transfer to a successor in a Business Transaction by operation of law.  The transfer of a Participant to a successor in connection with a Business Transaction shall not result in the Participant being treated as terminating employment or ceasing to be an employee, if the Company assigns its obligations under this Plan to the successor or if the obligations are assigned by operation of law.  Thereafter, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company, resulting from the Business Transaction.  Alternatively, in the case of a Business Transaction that is a Change in Control, the Company may determine to terminate the Plan and distribute all benefits as soon as reasonably practicable thereafter, provided the termination and distribution comply with the requirements of Section 409A of the Code.

          8.9. Miscellaneous

(a)           Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.  Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

(b)           Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c)           Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d)           Complete Statement of Plan

This document is a complete statement of the Plan.  The Plan may be amended, modified or terminated only in writing and then only as provided herein.

8.10. Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of California without regard to its choice of law provisions.

ARTICLE 9
DEFINITIONS

In addition to those definitions set forth in Article 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this Article 9:

9.1. “Account” means the book entry account established under the Plan for a Participant in which shall be reflected all Company Matching Contributions and Company Supplemental Contributions and allocable returns and losses under Article 4 of the Plan.

9.2. “Affiliate” means any entity which is part of the same "controlled group" as the Company, as determined under Sections 414(b) or (c) of the Code.  An entity shall be treated as an Affiliate only while a member of the controlled group that includes the Company.

9.3. “Beneficiary” means the person or persons designated by the Participant to receive payment of the amounts provided in the Plan in the event of his death.  Each Beneficiary designation:  (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant's lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.

9.4. “Board” means the Board of Directors of the Company.

9.5. “Bonus” means the Executive’s annual incentive payment, if any.  The term “Bonus” excludes any payment in respect of a long-term incentive or a special or retention bonus.  For 2009, Bonuses recognized under this Plan include any Bonus paid on or after January 1, 2009 through December 31, 2009, even if paid prior to the Effective Date of the Plan.

9.6. “Change in Control” means the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board, or (v) the occurrence of a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

9.7. “Code” means the Internal Revenue Code of 1986, as amended.

9.8. “Committee” means the Compensation Committee of the Board.

9.9. “Company” means The McClatchy Company.

9.10. “Company Matching Contribution” means, with respect to each calendar year, the Company contribution to a Participant’s Account equal to the rate of matching contribution applied under the 401(k) Plan for such calendar year multiplied by the Participant’s Bonus for the calendar year.

9.11. “Company Supplemental Contribution” means, with respect to each calendar year, the Company contribution to a Participant’s Account equal to the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the Participant’s Bonus for the calendar year.

9.12. “Disability” means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

9.13. “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

9.14. “Investment Indices” means the investment measures selected by the Company for use under the Plan, as set forth in Supplement B.  The Plan Administrator shall select the initial Investment Indices under the Plan, and may in its sole discretion and from time to time replace or otherwise modify the Investment Indices used under the Plan.

9.15. “Plan Administrator” means the Company.

9.16. “Separation from Service” means termination of a Participant’s employment with the Company and its Affiliates by reason of death, retirement, Disability, resignation or discharge; provided, further, that such termination would constitute a “separation from service” within the meaning of Treasury Regulations section 1.409A-1(h) or any amendment or successor thereto in accordance with the default rules thereunder.  Accordingly, a Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company and its Affiliates after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company and its Affiliates after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by Participant over the immediately preceding 36-month period.  If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company or an Affiliate shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

9.17. “Termination Date” means the date the Participant has a Separation from Service.

9.18. “Unforeseeable Emergency” means one or more of the following events:  (a) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant; (b) a loss of the Participant’s property due to casualty; or (c) other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.

9.19. “Valuation Date” means the date or dates as of which Accounts are valued, as set forth in Section 4.3.

9.20. “Years of Vesting Service” means, with respect to a Participant, the number of years credited to the Participant for vesting purposes under the 401(k) Plan.

9.21. “401(k) Plan” means The McClatchy Company Deferred Compensation and Investment Plan as in effect on December 31, 2009, or any successor thereto, as such plan may later be amended from time to time.

*           *           *           *           *

To reflect the adoption of this Plan by the Committee, effective as of February 4, 2009, the authorized officer hereby executes this Plan document on behalf of the Company.

By:       /s/ Heather Fagundes
Name:  Heather Fagundes
Title:     Vice President, Human Resources